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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1996
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
     KUCMA     PETER      S.                  Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)             CITYSCAPE FINANCIAL CORP. (CTYS)     (Month/Day/Year)
     (Last)     (First)     (Middle)              MAY 1, 1997            ------------------------------------
       6 COBBLER COURT                     ----------------------------  5. Relationship of Reporting        7. Individual or
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer               Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)              (check Applicable
                                              Person (Voluntary)         ----- Director     ----- 10% Owner      Line)
     MEDFORD    NEW JERSEY     08055                                       X   Officer            Other       X  Form filed by
--------------------------------------     ----------------------------  ----- (give title  ----- (specify   --- One Reporting
      (City)      (State)      (Zip)                                            below)             below)        Person
                                                                               SENIOR VICE PRESIDENT AND
                                                                               CHIEF OPERATING OFFICER
                                                                               ---------------------------       Form filed by
                                                                                                             --- More than One
                                                                                                                 Reporting Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities          (Over)
          beneficially owned directly or indirectly.             SEC 1473 (7-96)

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount of                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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EMPLOYEE STOCK OPTION
(RIGHT TO BUY)                  1/1/98     5/1/07   COMMON STOCK          100,000       $13.25          D
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EMPLOYEE STOCK OPTION
(RIGHT TO BUY)                  1/1/99     5/1/07   COMMON STOCK          100,000       $13.25          D
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EMPLOYEE STOCK OPTION
(RIGHT TO BUY)                  1/1/00     5/1/07   COMMON STOCK          100,000       $13.25          D
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EMPLOYEE STOCK OPTION
(RIGHT TO BUY)                  1/1/01     5/1/07   COMMON STOCK          100,000       $13.25          D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                                      /s/ Peter S. Kucma              5/7/97
                                 -------------------------------   -------------
                                 **Signature of Reporting Person        Date

Potential persons who are to respond to the collection of                 Page 2
information contained in this form are not required to           SEC 1473 (7/96)
respond unless the form displays a currently valid OMB Number.